Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2025, (except for Note 20, as to which the date is July 28, 2025), with respect to the consolidated financial statements of Firefly Aerospace Inc. contained in the Registration Statement on Form S-1, as amended (File No. 333-288646) which is incorporated by reference in this Registration Statement on Form S-1 MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Grant Thornton LLP

Austin, Texas
August 6, 2025